Exhibit 10.3

LEASE AMENDING AGREEMENT

This Agreement made as of the 20th day of April, 2006.

BETWEEN:

WESTPEN PROPERTIES LTD. (hereinafter referred to as the “Landlord”)

OF THE FIRST PART

and

VERSA POWER SYSTEMS LTD. (hereinafter referred to as the “Tenant”)
OF THE SECOND PART

Whereas:

1.By lease indenture dated the 20th day of May, 2005, (hereinafter referred to as the “Lease”) the Landlord leased and demised unto the Tenant certain premises comprising of thirty two thousand two hundred twenty (32,220) square feet, in the 52nd Street Business Centre, in the City of Calgary, in the Province of Alberta, all as described in the Lease, for a term of Five (5) years, the term expiring on the 31st day of January, 2011.

2.The Tenant has requested and the Landlord has granted permission for the Tenant to install an Electron Capture Detector in the Leased Premises, upon the terms and conditions set out herein.

3.The Landlord and the Tenant have deemed it expedient and advisable to enter into this Lease Amending Agreement to reflect and set out the agreements and arrangements that have been made respecting the amendments to the Lease.

IN CONSIDERATION of the mutual covenants herein contained the parties hereto agree as follows:

1.The parties acknowledge that the foregoing recitals are true in substance and in fact.

2.The following shall be added to Item 9 of Basic Terms of the Lease:

“Notwithstanding the foregoing, the Landlord hereby grants the Tenant permission to install an Electron Capture Detector in an open warehouse area of the Leased Premises, subject to 9.3 of the Lease set out herein.

3.Section 9.1(a) and (b) of the Lease is hereby deleted in its entirety and replaced with the following:

a.

“Contaminants” means any pollutants, contaminants, deleterious substances, underground or above-ground tanks, asbestos materials, hazardous, corrosive, or toxic substances, special waste or waste of any kind, radioactive materials and substances, or any other substance which is now or hereafter prohibited, controlled or regulated under Environmental Laws; and

b.

“Environmental Laws” means any statutes, laws, regulations, orders, bylaws, standards, guidelines and guideline notes, permits, policies, judge made laws and/or common laws and any orders of a court or governmental authority, public or occupational health and safety having jurisdiction over the Leased Premises and the project now or hereafter in force relating in any way to the environment, health, occupational health and safety or transportation of dangerous goods including the principles of common law and equity, and the manufacture importation, handling, use, reuse, recycling, transportation, storage, disposal, elimination and treatment of a substance, hazardous or otherwise.

4.The following shall be added to Section 9.2(f) to the Lease:

“In addition, the Tenant shall expeditiously and diligently undertake and complete remediation to the satisfaction of the Landlord, of any contamination, excepting radiation which has specific remediation requirements as set out in Section 9.3, of soil, groundwater, surface water, air, and real, personal, moveable and immoveable property caused by Contaminants brought onto, used, stored at, or released from the Leased Premises and/or the Project by the Tenant, its agents, invitees, visitors, licensees, contractors and any person for whom it is at law responsible, prior to the end of the Term, including any extension, early termination or renewal thereof (the Remediation), and should the Tenant be unable to complete Remediation prior to the end of the such Term, then the Tenant shall access the Project at times acceptable to the Landlord and the Tenant shall use efforts to cause the Remediation not to interfere with the operations of those occupants of the Project, including the Landlord, and its obligations to its lenders, successors and assigns.  The Tenant further acknowledges and agrees that the obligations of the Tenant with regard to Remediation, including but not limited to radiation, shall survive the expiry, assignment, repudiation, disclaimer or earlier termination of this Lease.”

5.The following shall be added as Section 9.3 to the Lease:

9.3Radioactive Materials and Substances

The Tenant acknowledges and agrees that it shall not bring on to the Lands any radioactive substances without first providing:

(a) proof of having obtained all required regulatory approvals regarding radioactive substances; and

(b) proof of having implemented precautionary measures to prevent a release of radioactive substances; and

(c) written procedures to respond to a release of radioactive materials from the Project, including the Leased Premises,

to the Landlord and obtaining the Landlord’s prior written consent to the use by the Tenant of radioactive materials in or on the Lands, which consent may be withdrawn by the Landlord at any time during the Term or any extension or renewal thereof, on 24 hours written notice to the Tenant, providing the Tenant has not complied with the provisions of this Section 9.3, specifically including but not limited to the Tenant’s obligation to Remedy as described in Section 9.2.  The Tenant further acknowledges and agrees that if the Landlord, acting reasonably, consents to the use by the Tenant of radioactive materials in the Leased Premises then subject to the provisions of this Lease, the Tenant may use such radioactive substances only in amounts necessary to conduct its business as described herein and the Tenant further acknowledges and agrees that it shall take all precautions and steps recommended and or required under Environmental Laws and as set out in guidelines and guidance notes on the use of radioactive materials (the “Consent”) in the Leased Premises.

The Tenant shall forthwith notify the Landlord in writing of any breach, including the details thereof, of any of the provisions of Section 9 of the Lease as soon as the Tenant learns of same.  If the Landlord believes on reasonable grounds that radiation is or has been used or created by the Tenant or any person for whom the Tenant is in law responsible including invitees and visitors, in excess of amounts permissible under applicable Environmental Laws and or regulatory authorities governing radiation, then the Tenant shall, if so requested by the Landlord in writing:

(i) conduct within 24 hours of receipt of the Landlord’s written notice, at the Tenant’s sole cost and expense, a survey and testing by an accredited and qualified firm of consultants specializing in the testing for radiation (“Consultants”), which Consultants must be acceptable to the Landlord, the Landlord acting reasonably, in order to determine the level of radiation in the Leased Premises and outside of the Leased Premises; and

(ii) provide the Landlord with a copy of its Consultant’s report forthwith after received by the Tenant, along with written reliance from the Consultants on the report as if the report had been commissioned by, paid for and prepared for the Landlord.

The Tenant acknowledges and agrees that if the levels of radiation in and or outside of the Leased Premises are in excess of amounts permissible under applicable Environmental Laws or are in excess of the standards set by regulatory authorities governing radiation, at the Leased Premises and or Project, as a result of Tenant’s actions or omissions and or the actions or omissions of the Tenant’s agents, invitees, visitors, licensees, contractors and any person for whom the Tenant is in law responsible then the Tenant shall, at its own cost and expense and on terms and conditions prepared by the Landlord, reduce the level of radiation forthwith to a level allowable under such applicable Environmental Laws and as set by the regulatory authorities governing radiation and the Landlord, if any (the “Remedy”).  In the event the Tenant fails to diligently and expeditiously undertake and complete the Remedy, the Landlord may on prior written notice to the Tenant undertake the Remedy at the Tenant’s sole cost and expense but if the Landlord undertakes the Remedy it shall not be under any obligation to complete the Remedy.

The Tenant acknowledges and agrees, even if the Landlord has provided its Consent to the Tenant, to indemnify and hold harmless the Landlord, employees, officer and directors, agents, contractors, invitees and those for whom the Landlord is in law responsible, from and against any and all losses, damages, penalties, fines, costs, fees and expenses (including legal fees on a solicitor and client or substantial indemnity basis and consultants’ fees and expenses), resulting from:

(a) any breach of or non-compliance with the obligations and covenants of the Tenant as set out in this Lease; and

(b) any legal or administrative action commenced by, or claim made or notice from, any third party, including, without limitation, any governmental authority, to or against the Landlord and pursuant to or under any Environmental Laws or concerning a release or alleged released of Contaminants at the Leased Premises and or Project into the environment and related to or as a result of the operations of the Tenant or those acting under its authority or control at the Leased Premises or any other premises in the Project, and any and all costs associated with air quality issues, if any, and whether during the Term of this Lease or any prior lease by the tenant of the Leased Premises or any other premises in the Project.

The obligations of the Tenant hereunder relating to Contaminants including but not limited to radiation, shall survive the expiry, assignment, repudiation, disclaimer or earlier termination of this Lease.

The Tenant further acknowledges and agrees, notwithstanding any other provisions of this Lease to the contrary relating to the matter of assignment of this Lease, that the provisions of this Section 9.3 shall not be assigned without the Landlord’s written consent to the assignment, which consent may be arbitrarily withheld by the Landlord.”

6.With the exception of the amendments to the Lease, insofar as the same relates to the herein contained all of the terms and conditions in the Lease are hereby confirmed and shall remain in full force and effect.

7.This Lease Amending Agreement shall enure to the benefit of the Landlord and the Tenant and their respective successors and assigns.

IN WITNESS WHEREOF the parties have hereto set their hands and seals as of the date first above written.

LANDLORD:

WESTPEN PROPERTIES LTD.

Per:	/s/ Clark Morris
c/s

Per:	/s/ Malcom F. Leitch

TENANT:

VERSA POWER SYSTEMS LTD.

Per:	/s/ Robert Stokes
c/s

Per:	/s/